Exhibit 99.1

ChromaDex® to Raise $10.85M in Sale of Common Stock

IRVINE, Calif., Feb. 1, 2012 /PRNewswire/ -- ChromaDex Corporation (OTCBB: CDXC), an innovative natural products company that provides proprietary, science-based solutions and ingredients to the dietary supplement, food & beverage, cosmetic and pharmaceutical industries, announced today that it has entered into a definitive agreement with investors in a registered direct offering of 9,533,333 common shares at a price per share of $0.75 for gross proceeds of approximately $7.15 million. The shares are being offered by ChromaDex Corporation pursuant to a shelf registration statement on Form S-3 previously declared effective by the Securities and Exchange Commission.
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In addition, the company has entered into an agreement with investors including several members of ChromaDex's management for the sale of 4,933,333 restricted shares of common stock at a price per share of $0.75 per share for gross proceeds of approximately $3.7 million.

ChromaDex Corporation plans to use the net proceeds from the offerings primarily to fund its recently launched BluScience™ retail consumer line, and for general working capital purposes.

Aegis Capital Corp. acted as the sole placement agent for the offerings.

The closing of the offering and of the sale of restricted shares of common stock is expected to occur on or about February 2, 2012. Each closing is subject to the satisfaction of various closing conditions, including completion of documentation and satisfaction of state blue sky law requirements with respect to the private offer and sale of restricted shares.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the prospectus supplement together with the accompanying prospectus can be obtained at the Securities and Exchange Commission's website at http://www.sec.gov or from Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 11th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com.

About ChromaDex®:

ChromaDex, Inc. is an innovative natural products company that provides proprietary, science-based solutions and ingredients to the dietary supplement, food & beverage, cosmetic and pharmaceutical industries. The company has an expanding pipeline of new ingredients, including its pTeroPure® pterostilbene for which it has worldwide, exclusive patent pending rights. The company recently launched its BluScience™ line of dietary supplements, now available at Drugstore.com. Capitalizing on the diverse potential applications of the product, ChromaDex is also developing pTeroPure for the skincare and pharmaceutical markets, among others. pTeroPure is currently being studied in a human clinical trial at the University of Mississippi.

For more information about pTeroPure visit http://www.pteropure.com or call 949-600-9694.

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are forward-looking statements. For example, we are using forward-looking statements when we discuss the expected closing of the offerings. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to product and customer demand, market acceptance of our products, the effect of economic conditions both nationally and internationally, ability to protect our intellectual property rights, impact of any litigation or infringement actions brought against us, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, the ability to complete transactions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

Investor Contact:

Liviakis Financial Communications, Inc.
John M. Liviakis, President
415-389-4670
John@Liviakis.com

Institutions and Analysts Contact:

The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

ChromaDex/BluScience Contact:

Jeffrey Himmel, CEO
949-419-0288
jsh@chromadex.com

*These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

SOURCE ChromaDex Corporation